EXHIBIT 4.2

NUMBER                  [EMBLEM OF EAGLE]                   SHARES

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                  This Certifies that NAME OF STOCKHOLDER is the owner of NUMBER
                  OF SHARES OF SERIES B PREFERRED STOCK fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

                  In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation. Dated





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             , President                                             , Secretary

                               LOYALTYPOINT, INC.
                                 CORPORATE SEAL